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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Section 13 and 15(d) of the Securities Exchange Act of 1934

                                 0-13226
                         (Commission File Number)

                    SULCUS HOSPITALITY TECHNOLOGIES CORP.
            (Exact name of registrant as specified in its charter)

       SULCUS CENTRE, 41 NORTH MAIN STREET, GREENSBURG, PENNSYLVANIA 15601
                              (724) 836-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, $.01 PAR VALUE
         SERIES B JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS
           (Title of each class of securities covered by this form)

                                    NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [X]            Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii)[ ]            Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii)[ ]
           Rule 12h-3(b)(1)(i) [X]            Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date:

                                     One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sulcus Hospitality Technologies Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Sulcus Hospitality Technologies Corp.


Dated: March 25, 1999                  By: /s/ Clunet R. Lewis
                                          -------------------------------
                                          Clunet R. Lewis, Secretary

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